Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549


Ladies and Gentlemen:

We have read the statements made by Nuveen Multi-Market
Income Fund (formerly American Income Fund Inc.) and are in agreement with the statements contained in the second paragraph in Sub-Items 77k and 102J of Form N-
SAR. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ ERNST & YOUNG LLP

Chicago, Illinois
March 2, 2015













A member firm of Ernst & Young Global Limited